SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 0-27549
                                                -------


                           NOTIFICATION OF LATE FILING


(Check One):   [X] Form 10-K    [_] Form 11-K   [_] Form 20-F   [ ] Form 10-QSB
               [_] Form N-SAR

               For Period Ended:  DECEMBER 31, 2004

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
          For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

                          TANKLESS SYSTEMS WORLDWIDE, INC.
    -----------------------------------------------------------------------
                            Full Name of Registrant


                            7650 E. Evans Road, Suite C
            -------------------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                             Scottsdale, AZ   85260
    -------------------------------------------------------------------
                            City, State and Zip Code

                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion
[X]  |         thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or  transition report on  Form 10-QSB, or  portion thereof
     |         will be filed on or  before  the  fifth  calendar  day  following
     |         the prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


  The Form 10-KSB for the year ended December 31, 2004 for Tankless Systems Worldwide, Inc., could not be filed within the prescribed period because certain financial and other information necessary for an accurate and full completion of the report could not be provided within the prescribed time period without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Ken Pinckard                       (480)              609-7575
     ---------------------------------------------------------------------------
          (Name)                           (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                         [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                       TANKLESS SYSTEMS WORLDWIDE, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  March 31, 2005           By   /s/ Thomas Kreitzer
    -------------------            -----------------------------------------
                                    Thomas Kreitzer
                                    Chief Executive Officer